UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2018

Myovant Sciences Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-37929	98-1343578
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB United Kingdom		Not Applicable
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: +44 203 318 9709

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement

Effective as of May 30, 2018, Myovant Sciences GmbH (“MSG”), a wholly owned subsidiary of Myovant Sciences Ltd. (the “Company”), entered into a Commercial Manufacturing and Supply Agreement (the “Supply Agreement”) with Takeda Pharmaceutical Company Limited (“Takeda”) regarding relugolix. Takeda Pharmaceuticals International AG (“TPIZ”) and the Company are parties to that certain License Agreement, dated April 29, 2016 (“License Agreement”), pursuant to which TPIZ granted to the Company an exclusive, royalty-bearing license under certain patents and other intellectual property controlled by TPIZ to develop and commercialize relugolix, and products containing relugolix, for all human diseases and conditions. The territory for the Company’s exclusive license for relugolix covers all countries worldwide, except that TPIZ retains exclusive rights to Japan, China, Hong Kong, Indonesia, Korea, Malaysia, Philippines, Singapore, Taiwan, Thailand, and Vietnam (including, in each case, the territories and possessions of each of the foregoing) (collectively, the “Takeda Territory”).

Pursuant to the Supply Agreement, Takeda has agreed to supply to MSG and MSG has agreed to obtain from Takeda certain quantities of relugolix drug substance according to agreed-upon quality specifications and in order to commercialize relugolix in accordance with the License Agreement. MSG may use, sell or otherwise transfer to any third party the drug substance supplied under the Supply Agreement, or any drug product that incorporates such drug substance, to manufacture, develop or commercialize relugolix as authorized under the License Agreement. Under the Supply Agreement, MSG will pay Takeda a fixed price per kilogram of relugolix drug substance through December 31, 2019, and MSG has made and Takeda has accepted, an initial firm order to supply relugolix drug substance to MSG through December 31, 2019.  For drug substance manufactured or delivered on or after such date, MSG will pay Takeda a price per kilogram of relugolix drug substance to be agreed upon between the parties at the beginning of each fiscal year.

In addition, under the Supply Agreement, Takeda has agreed to assist with the transfer of technology and Takeda manufacturing know-how to MSG’s second contract manufacturing organization (“CMO”) to enable the manufacture of drug substance up until the successful completion of the applicable process validation protocol for such CMO to MSG’s reasonable satisfaction, including without limitation all inventions and other improvements to the manufacture of drug substance discovered or developed in connection with the Supply Agreement. Myovant has agreed to reimburse Takeda for all internal costs, and external costs, charges, and expenses, in each case, reasonably incurred by Takeda in connection with any technology transfer services.

The initial term of the Supply Agreement began on May 30, 2018 and will continue for five years. At the end of the initial term, the Supply Agreement automatically renews for successive one-year terms, unless either party gives notice of termination to the other at least 12 months prior to the end of the then-current term. The Supply Agreement may be terminated by either party upon 90 days’ notice of an uncured material breach of its terms by the other party, or immediately upon notice to the other party of a party’s bankruptcy. Each party will also have the right to terminate the Supply Agreement, in whole or in part, for any reason upon 180 days’ prior written notice to the other party, provided that any then-open purchase orders, including the initial firm order for relugolix drug substance through December 31, 2019, will remain in effect and be binding on both parties. The Supply Agreement, including any then-open purchase order thereunder, will terminate immediately upon the termination of the License Agreement in accordance with its terms.

The Supply Agreement also includes customary provisions relating to, among others, delivery, inspection procedures, warranties, quality management, storage, handling and transport, intellectual property, confidentiality and indemnification. The foregoing description of the Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the Supply Agreement, a copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myovant Sciences Ltd.

Date: June 4, 2018	By:	/s/ Mattew Lang
		Name:	Mattew Lang
		Title:	General Counsel